UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2022

The Duckhorn Portfolio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40240	81-3866305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Dowdell Lane, Saint Helena, CA 94574

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 302-2658

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	NAPA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 4, 2022 (the “Closing Date”), Mallard Buyer Corp. (the “Borrower Agent”), Selway Wine Company, (“Intermediate Holdco”), both Delaware corporations and subsidiaries of the Duckhorn Portfolio, Inc. (the “Company”), along with other subsidiaries of the Company (together with the Borrower Agent, each a “Borrower” and, collectively, “Borrowers”) entered into an Amended and Restated First Lien Loan and Security Agreement (the “Credit Agreement”) with each of Bank of the West and the other financial institutions or entities that from time to time become parties to Credit Agreement as lenders (collectively, the “Lenders”) with Bank of the West serving as Administrative Agent and Collateral Agent.

The Credit Agreement amends and restates in its entirety the First Lien Loan and Security Agreement (the “Existing Credit Agreement”), dated as of October 14, 2016 (as amended from time to time) among the Borrower Agent, Intermediate Holdco, each other subsidiary of the Company party thereto, the lenders from time to time party thereto and Bank of the West, as Administrative Agent and Collateral Agent.

The Credit Agreement provides for $675,832,500 in first lien senior secured credit facilities (the “Credit Facilities”), consisting of (i) a $425.0 million revolving credit facility (the “Revolving Facility”), (ii) a $225,832,500 term loan facility (the “Term Loan Facility”) and (iii) a $25.0 million delayed draw term loan facility (the “DDTL Facility”). The Term Loan Facility replaces the $135.0 million term loan tranche one facility, $25 million term loan tranche two facility and $25 million capital expenditure facility under the Existing Credit Agreement. The maturity date for loans borrowed under the Term Loan Facility, Revolving Facility and DDTL Facility is November 4, 2027.

The Credit Agreement provides that the Borrowers have the right, at any time, to request additional term loans, revolver commitments and delayed draw term loan commitments in an aggregate amount of up to $400.0 million (the “Incremental Facility”). The Lenders are not under any obligation to provide the Incremental Facility, and the Incremental Facility is subject to certain customary conditions precedent and other limitations.

The Credit Agreement amends the terms under which the Credit Facilities bear interest. Borrowings under the Revolving Facility generally bear interest based on the sum of Term SOFR plus a loan margin based on average availability as follows: (a) less than or equal to 33% of average availability, a loan margin of 1.50%, (b) greater than 33% and less than or equal to 66% of average availability, a loan margin of 1.25%, and (c) greater than 66% of average availability, a loan margin of 1.00%. Borrowings under the Term Loan Facility and Delayed Draw Loan Facility generally bear interest based on the sum of (i) Term SOFR plus (ii) a credit spread adjustment of 10 bps for 1-month and 3-month interest periods and 15 bps for a six-month interest period plus (iii) a loan margin of 1.625%.

The Credit Agreement also includes an unused line fee for (a) the revolving facility, based on average availability as follows: (i) less than or equal to 33% of average availability, an unused line fee of 0.10%, (ii) greater than 33% and less than or equal to 66% of average availability, an unused line fee of 0.125%, and (iii) greater than 66% of average availability, an unused line fee 0.15% and (b) the DDTL Facility, an unused line fee of 0.15%.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others, covenants relating to financial reporting, compliance with laws and material contractual obligations, payment of obligations including tax liabilities, preservation of existence, books and records and inspection rights, maintenance of properties and insurance, limitations on indebtedness and liens, restrictions on mergers and sales of assets, and limitations on investments, restricted payments and transactions with affiliates. In addition, the Credit Agreement requires compliance with the following financial covenants, in each case commencing from fiscal quarter ending January 31, 2023: (i) a debt to capitalization ratio not to exceed 0.55:1.00, measured at the end of each fiscal quarter and (ii) a fixed change coverage ratio not to be less than 1.15:1.00, measured at the end of each fiscal quarter.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated First Lien Loan and Security Agreement, dated as of November 4, 2022, entered into by and among Mallard Buyer Corp., Selway Wine Company, each subsidiary of The Duckhorn Portfolio, Inc. party thereto, Bank of the West, as Administrative Agent and Collateral Agent, and the other lenders party thereto

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:November 4, 2022		The Duckhorn Portfolio, Inc.

	By:	/s/ S.B.A. Sullivan
	Name:	Sean Sullivan
	Title:	Executive Vice President, Chief Strategy and Legal Officer